Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Asana, Inc. of our report dated March 13, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Asana, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2026.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 13, 2026